THIRD AMENDMENT TO CREDIT AGREEMENT

This Third Amendment to Credit Agreement (the “Amendment”) is made as of November 6, 2020, by and among HIGHLANDS REIT, INC., a Maryland corporation (“Borrower”), THE HUNTINGTON NATIONAL BANK, as “Agent” and as an existing “Lender”, and the other Lenders party hereto.

R E C I T A L S
A.Borrower, Agent and certain other Lenders have entered into a Credit Agreement dated as of February 15, 2019 (the “Original Credit Agreement”), as amended by that certain First Amendment to Credit Agreement dated as of November 12, 2019 (the “First Amendment”), and as amended by that certain Second Amendment to Credit Agreement dated as of February 14, 2020 (the “Second Amendment” and together with the Original Credit Agreement and the First Amendment, collectively, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Credit Agreement.
B.Borrower and Lenders wish to amend the Credit Agreement to, among other things, (i) provide for a limited waiver of certain financial covenants, (ii) fund an Advance under the Revolving Credit Loan to paydown the existing Term Loan; (iii) extinguish the delayed draw feature of the Term Loan, and (iii) make certain additional amendments and modifications to certain of the terms, covenants and provisions in the Credit Agreement, all as set forth herein.
NOW, THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS
1.Recitals. The foregoing Recitals to this Amendment are hereby incorporated into and made part of this Amendment.
2.Waivers to Credit Agreement.
a.For the period consisting of two (2) calendar quarters commencing on July 1, 2020 and ending on the earlier of the Early Covenant Compliance Date (as defined below) or December 31, 2020 (the “Waiver Period”), the obligation of Borrower to comply with the Subject Provisions (defined below) shall be waived during such Waiver Period, and any failure of Borrower to comply with the Subject Provisions during the Waiver Period shall not result in a Default or Event of Default under the Loan Documents. For the avoidance of doubt, unless the Early Covenant Compliance Date occurs, compliance with the Subject Provisions shall be next tested with respect to the quarter ending March 31, 2021 and such compliance shall be determined by the financial statements delivered by Borrower pursuant to and in accordance with Section 7.4(b) of the Credit Agreement. “Subject Provisions” means exclusively (i) the minimum Fixed Charge Coverage Ratio set forth in Section 9.2 of the Credit Agreement, and (ii) the minimum Consolidated Tangible Net Worth set forth in Section 9.3 of the Credit Agreement. Borrower acknowledges that (a) this waiver is a limited waiver that applies only to compliance with the Subject Provisions during the Waiver Period as set forth herein and except as specifically stated herein is not an agreement by Lenders to forbear from exercising any of their default related rights or waive compliance with (i) the Subject Provisions for any period other than the Waiver Period, or (ii) any other covenant or agreement set forth in the Loan Documents, whether during the Waiver Period or otherwise, (b) Lenders expressly reserve all of their rights and remedies under the Loan Documents and applicable law with respect to the noncompliance by Borrower with respect to all other covenants and agreements set forth in the Loan Documents and with respect to any noncompliance with the Subject Provisions during any period other than the Waiver Period, and (c) Lenders’ agreement to forbear from exercising default-related rights and remedies regarding the Subject Provisions as described in this Section does not relate to or extend to any actions that Lenders may take necessary to the administration of the Loan and the Loan Documents or the protection, preservations or perfection of Lenders’ interest in any collateral, all as determined by Lenders in their sole discretion. Except as specifically modified herein, all of Lenders’ rights and remedies are cumulative and may be exercised by Lenders at any time in Lenders’ sole discretion. Lenders expect full and complete performance by Borrower of its other obligations under the Loan Documents as and when required, including its financial reporting requirements as modified herein. “Early Covenant Compliance Date” means any date after the Effective Date that

Borrower delivers to Agent a pro forma Compliance Certificate satisfactory to Agent and Lenders evidencing compliance with the financial covenants set forth in Section 9 of the Credit Agreement for the most recent trailing twelve (12) months, including compliance with the Subject Provisions without any waiver or modification thereto.
b.Except for the Advance contemplated by Section 6(b) of this Amendment, during the Waiver Period, Borrower shall be permitted to repay and reborrow amounts under the Revolving Credit Loans so long as the Obligations outstanding under the Revolving Credit Loans do not exceed $20,000,000.00, with each such Advance conditioned upon Borrower’s satisfaction of all of the terms and conditions to an Advance set forth in the Credit Agreement, except, and only except, for compliance with the Subject Provisions. At any time after the Early Covenant Compliance Date, Borrower shall have the right to repay and reborrow amounts under the Revolving Credit Loans, subject to Borrower’s compliance with the terms and conditions of the Credit Agreement. If the Waiver Period ends on December 31, 2020, at any time after the date that Borrower delivers a pro forma Compliance Certificate to Agent satisfactory to Agent and Lenders that demonstrates compliance with the financial covenants set forth in Section 9 of the Credit Agreement for the most recent trailing twelve (12) months (a “Pro Forma Compliance Certificate”), Borrower shall have the right to repay and reborrow amounts under the Revolving Credit Loans, subject to Borrower’s satisfaction of all of the terms and conditions to an Advance set forth in the Credit Agreement, except, and only except, that Borrower’s obligation to deliver a Compliance Certificate shall be satisfied by Borrower’s delivery of a Pro Forma Compliance Certificate.
c.Notwithstanding anything to the contrary set forth in Section 9.9 of the Credit Agreement, during the Waiver Period Borrower and its Subsidiaries will not declare or make any distributions or other Restricted Payments, except (i) so long as no Default or Event of Default exists or would exist as a result thereof, Borrower may purchase or redeem Equity Interests in Borrower in an amount not to exceed $20,000,000 in the aggregate, as expressly permitted under Section 9.9 of the Credit Agreement, and (ii) Borrower may pay the minimum amount necessary for Borrower to maintain its status as a real estate investment trust under the Code and any Subsidiary may declare or pay any dividends to Borrower in accordance with Section 7.16 of the Credit Agreement.
d.Notwithstanding anything to the contrary set forth in Section 5.3, Section 5.4 or Section 5.5 of the Credit Agreement, during the Waiver Period, no Guarantor shall be released from the Guaranty, Pledge Agreement or any Obligations and Borrower shall have no right to add any Eligible Real Estate as a Pool Property, in either case, without the express consent of Agent.
3.Term Loan. From and after the Effective Date:
a.The Credit Agreement is hereby modified by deleting (i) all references to “Term Loan”, (ii) any defined term in Section 1.1 of the Credit Agreement which makes use of the words “Term Loan” as part of the defined term (such term herein referred to as a “Term Loan Phrase”), and (iii) all corresponding provisions in the Credit Agreement which solely refer and pertain to a “Term Loan” or a Term Loan Phrase. For the avoidance of doubt, any defined term which only refers to “Term Loan” in its definition and is not a Term Loan Phrase shall not be deleted but instead such definition shall be construed without reference to “Term Loan”.
b.The Term Loan Commitment of each Term Lender shall be withdrawn and no Term Lender shall have any further obligation to make a Term Loan to Borrower. Schedule 1.1 of the Credit Agreement shall be deleted in its entirety and replaced with Schedule 1.1 attached hereto and made a part hereof.
4.Amendments to Credit Agreement. From and after the Effective Date:
a.The definition of “LIBOR” in Section 1.1 of the Credit Agreement is hereby modified by adding the following as the last sentence thereof:
“In the event such calculation results in a LIBOR rate determination which is less than 0.50%, LIBOR shall be deemed to be 0.50% for the purposes of this Agreement.”
a.Each of the following shall be added to Section 1.1 of the Credit Agreement as a new defined term:
“Affected Financial Institution means (a) any EEA Financial Institution or (b) any UK Financial Institution.”
“UK Financial Institution. Any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United

Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.”
“UK Resolution Authority. The Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.”
a.The definition of “Bail-In Action” in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
“Bail-In Action. The exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.”
a.The definition of “Bail-In Legislation” in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
“Bail-In Legislation means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).”
a.The definition of “Resolution Authority” in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
“Resolution Authority. An EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.”
a.The definition of “Write-Down and Conversion Powers” in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.”
a.Section 4.5 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
“Section 4.5 Effect of Benchmark Transition Event.
a.Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Agent may amend this Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Agent has posted such amendment to all Lenders and the Borrower. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 4.5 will occur prior to the applicable Benchmark Transition Start Date.
b.Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
c.Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or Lenders pursuant to this Section 4.5, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 4.5.

d.Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a Loan Request for or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of Base Rate based upon LIBOR will not be used in any determination of Base Rate.
e.Certain Defined Terms. As used in this Section 4.5:
“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may be based on SOFR) that has been selected by the Agent giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.
“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar- denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Agent decides may be reasonably appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR: (1) in the case of clause (1) or (2), of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR or (2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR: (1) a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR, (2) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR or (3) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.
“Benchmark Transition Start Date” means the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with this Section 4.5 and (y) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to this Section 4.5.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“SOFR” means the secured overnight financing rate published by the Federal Reserve Bank of New York, as the administrator of such benchmark (or a successor administrator).
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.”
i.The following is added as a new Section 39 to the Credit Agreement:
“§38. Acknowledgement Regarding Any Supported QFCs.
To the extent that the Loan Documents provide support, through a guarantee or otherwise, for swap agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
As used in this Section 38, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).”
i.Trimble-Junction Ventures, LLC is hereby released as a Guarantor and the Pool Property known as Trimble Junction shall no longer be considered a Pool Property. Schedule PP of the Credit Agreement shall be deleted in its entirety and replaced with Schedule PP attached hereto and made a part hereof.

f.Financial Reporting.
i.On or before December 31, 2020, Borrower shall provide Agent with a budget and projections for the Credit Parties and each Pool Property for the 2021 calendar year (the “Financial Projections”), which Financial Projections shall be prepared on a quarter by quarter basis.
ii.As soon as available, and in event no later than twenty (20) business days after the end of each fiscal month of the 2020 fiscal year, Borrower shall provide the following: (i) a rent roll of each Legacy Asset Pool Property showing rental rates on a per unit and per square foot basis, including occupancy and collection rates, (ii) a rent roll of each Multi-Family Asset Pool Property showing rental rates on a per unit and per square foot basis, including occupancy rates, with reasonably detailed supporting commentary, and (iii) Borrower’s unrestricted consolidated cash balance as of the close of such month.
g.Conditions of Effectiveness. This Amendment shall become effective as of the first date (the “Effective Date”) on which, and only if, each of the following conditions precedent shall have been satisfied:
i.Borrower shall have requested an Advance of the Revolving Credit Loans in an amount equal to $20,000,000.00 and shall use such funds to make a $20,000,000.00 payment under the Term Loan; Agent and the other Lenders hereby consent to the use of such funds for such purpose.
ii.Agent shall have received, in form and substance reasonably satisfactory to Agent, counterparts of this Amendment executed by Borrower and the Lenders.
iii.Agent shall have received a favorable written opinion (addressed to Agent and the Lenders and dated the Effective Date) of Kirkland & Ellis LLP, counsel for Borrower, in form and substance reasonably acceptable to Agent and covering such customary matters relating to the Credit Parties and this Amendment as the Lenders shall reasonably request. Borrower hereby requests such counsel to deliver such opinions.
iv.Agent shall have received the following items from Borrower:
1.A certificate of good standing for Borrower from Borrower’s state of organization, certified by the appropriate governmental officer and dated not more than thirty (30) days prior to the Effective Date;
2.Copies of the formation documents of Borrower certified by an officer of the Borrower, together with all amendments thereto;
3.An incumbency certificate, executed by an officer of Borrower, which shall identify by name and title and bear the signature of the Persons authorized to sign the Loan Documents on behalf of Borrower (and to make borrowings and request other extensions of credit hereunder on behalf of Borrower), upon which certificate Agent and the Lenders shall be entitled to rely until informed of any change in writing by Borrower;
4.Copies, certified by a Secretary or an Assistant Secretary of Borrower of the resolutions (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for the Agent) authorizing the transactions contemplated by this Amendment, and the execution, delivery and performance of the Loan Documents to be executed and delivered by Borrower; and
i.The reasonable out-of-pocket expenses of Agent (including the reasonable and documented fees and expenses of counsel for Agent) due and payable on the Effective Date in accordance with the Credit Agreement shall have been paid in full.
ii.Borrower shall have completed Agent’s standard beneficial ownership form and shall have delivered such completed form to Agent.
iii.Agent and each Lender shall have received all documentation and other information about Borrower as shall have been reasonably requested by Agent or such Lender at least three (3) Business Days prior to the Effective Date that it shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.
h.No Default. Borrower hereby represents and warrants that, as of the Effective Date, (i) there is no Default or Event of Default, the representations and warranties contained in Article 6 of the Credit Agreement are true and correct in all material respects, (ii) Borrower has no offsets or claims against Lender and (iii) Borrower has full power and authority to execute this Amendment.
i.Reference to and Effect on the Credit Agreement, the Notes and the Loan Documents.
i.This Amendment is a Loan Document. On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby.
ii.The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.
iii.This Amendment shall not extinguish the obligations for the payment of money outstanding under the Credit Agreement. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Credit Agreement, which shall remain in full force and effect, except to any extent modified hereby or as provided in the exhibits hereto. Nothing implied in this Amendment or in any other document contemplated hereby shall be construed as a release or other discharge of any of the Credit Parties from the Loan Documents except to any extent expressly waived or released hereby.
j.Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart.
k.Ratification. The undersigned Guarantors, having executed and joined in this Amendment as shown below, jointly and severally, hereby (i) approve and ratify this Amendment, (ii) confirm that they have previously joined in, or hereby join in, that certain Guaranty dated as of February 15, 2019 and Environmental Indemnity dated as of February 15, 2019 (as each may be amended, restated, extended, supplemented or otherwise modified in writing from time to time, collectively, the “Guaranty”), that they are Guarantors or Indemnitors, as applicable, under the Guaranty and that their obligations under the Guaranty will continue in full force and effect and (iii) agree to fully and timely perform each and every obligation of a Guarantor or Indemnitor, as applicable, under and in accordance with such Guaranty.

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Signature page follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.

BORROWER:
Highlands REIT, Inc., a Maryland corporation By: _______________________________ Name: Title:

AGENT, ISSUING LENDER, AND LENDER:

THE HUNTINGTON NATIONAL BANK By:___________________________________ Name: Title:

LENDERS:

TCF NATIONAL BANK, successor in interest to Chemical Bank,
as a Lender

By:___________________________
Name:
Title:

MIDFIRST BANK

By: ______________________________________
Name: ______________________________________
Title: ______________________________________

FIRST FINANCIAL BANK

By: _________________________________
Name: John E. Wilgus II
Title: Senior Vice President

guarantor:

1560 DOWNING LLC,
1620 CENTRAL LLC,
CHAMPA STREET LOFTS, LLC
IA ST. PAUL ATLAS, L.L.C.,
IA NEW ULM ATLAS, L.L.C.,
MB EVANSTON SHERMAN, L.L.C.,
Tennyson 44 Owner, LLC,
The Muse Owner, LLC,
THE LAFAYETTE DENVER, LLC,
THE VIEW OWNER, LLC,
The Sterling Owner, LLC,
each a Delaware limited liability company

By: Highlands REIT, Inc.,
a Maryland corporation
Its Sole Member
By: ________________________________ Name:
Title:

SCHEDULE 1.1
LENDERS AND COMMITMENTS

Lender	Revolving Credit Commitment	Revolving Commitment Percentage
The Huntington National Bank	$20,000,000	40.00%
First Financial Bank	$12,500,000	25.00%
MidFirst Bank	$12,500,000	25.00%
TCF National Bank	$5,000,000	10.00%
TOTAL:	$50,000,000	100.00%

Schedule PP
POOL PROPERTIES

Guarantor	Property Address
1560 Downing Street LLC	1560 Downing Street, Denver, CO 80218
1620 Central LLC	1620 Central Street, Evanston, IL 6020
Champa Street Lofts, LLC	1729, 1732, 1742 Champa Street, Denver, CO 80202
IA New Ulm Atlas, L.L.C.	17113 County Road 29, New Ulm, MN 56073
IA St. Paul Atlas, L.L.C.	240 Chester Street, St. Paul, MN 55107
The Lafayette Denver, LLC	1575 Lafayette Street, Denver, CO 80218
MB Evanston Sherman, L.L.C.	1600-1620 Sherman Avenue, Evanston, IL 60201
Tennyson 44 Owner, LLC	4390 Tennyson Street, Denver, CO
The Muse Owner, LLC	2270 S University Blvd, Denver, CO
The View Owner, LLC	3788 Elliot St., San Diego, CA
The Sterling Owner, LLC	470 20th Street, San Diego, CA